Exhibit 1

BRF S.A. announces the expiration of its cash tender offers for (A) the 4.350% Senior Notes due 2026 issued by BRF GmbH and guaranteed by BRF S.A. and (B) the 4.875% Senior Notes due 2030 issued by BRF S.A., and the completion of the make-whole redemption in full of its 4.75% Senior Notes due 2024

São Paulo, Brazil – October 5, 2023 – BRF S.A. (“BRF”) today announces (i) the expiration of its previously announced offers to purchase for cash for its own account and, in the case of the 2026 Notes, on behalf of BRF GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the law of the Republic of Austria, and a wholly-owned subsidiary of BRF (the “Subsidiary Issuer”), up to the maximum combined aggregate principal amount of US$200,000,000 (“Maximum Amount”) of the outstanding: (A) 4.350% Senior Notes due 2026 (the “2026 Notes”) issued by the Subsidiary Issuer and guaranteed by BRF (the “2026 Notes Offer”), and (B) 4.875% Senior Notes due 2030 (the “2030 Notes” and, together with the 2026 Notes, the “Notes”) issued by BRF (the “2030 Notes Offer” and, together with the 2026 Notes Offer, the “Offers” and each, an “Offer”), and (ii) the completion of its previously announced make-whole redemption in full of the aggregate principal amount of its outstanding 4.75% Senior Notes due 2024 (the “2024 Notes”).

The Offers

The Offers were made upon the terms and subject to the conditions set forth in the offer to purchase dated September 6, 2023 (the “Offer to Purchase”). Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Offer to Purchase. As previously announced, on September 21, 2023, BRF purchased, on a prorated basis, an aggregate principal amount of US$200,000,000 2026 Notes validly tendered and not validly withdrawn on or prior to the Early Tender Date, and no 2030 Notes. The Offers expired at 5:00 p.m. (New York City time) on October 4, 2023. According to information received from D.F. King & Co., Inc., the information and tender agent for the Offers, no additional Notes were tendered after the Early Tender Date in the Offers.

BRF has retained BofA Securities, Inc. and Santander US Capital Markets LLC to serve as dealer managers and D.F. King & Co., Inc. to serve as information and tender agent for the Offers. The full details of the Offers are included in the Offer to Purchase. Holders of Notes are strongly encouraged to carefully read the Offer to Purchase, because it contains important information. Requests for the Offer to Purchase and any related supplements may be directed to D.F. King & Co., Inc. by telephone at +1 (212) 269-5550 or +1 (866) 416-0577 (US toll free) or in writing at brf@dfking.com. Documents relating to the Offers, including the Offer to Purchase, are also available at www.dfking.com/brf. Questions about the Offers may be directed to BofA Securities, Inc by telephone at +1 (646) 855-8988 (collect) or +1 (888) 292-0070 (U.S. toll free) and Santander US Capital Markets LLC by telephone at +1 (212) 940-1442 (collect) or +1 (855) 404-3636 (U.S. toll free) or by e-mail at Usdcmlm@santander.us.

The 2024 Notes Make-Whole Redemption

On this date, all outstanding 2024 Notes have been redeemed at 100% of their principal amount of US$295,363,000.00 plus accrued and unpaid interest in the aggregate amount of US$5,183,210.42 from May 22, 2023 to, but excluding, the date hereof, pursuant to the terms and conditions of the indenture governing the 2024 Notes. Accordingly, all 2024 Notes have been cancelled.

DISCLAIMER

This press release shall not constitute an offer to purchase or a solicitation of acceptance of an offer to purchase. Neither the U.S. Securities and Exchange Commission, any U.S. state securities commission nor any regulatory authority of any other country has approved or disapproved of the Offers, passed upon the merits or fairness of the Offers or passed upon the adequacy or accuracy of the disclosure in the Offer to Purchase.

ABOUT BRF

BRF is a sociedade anônima (corporation) organized under the laws of the Federative Republic of Brazil. Our principal executive offices are located at Avenida das Nações Unidas, 14,401 – 22nd to 25th Floors, Torre Jequitiba, Condomínio Parque da Cidade, Chácara Santo Antônio, 04730-090, in the city of São Paulo, State of São Paulo, Brazil. The telephone number of our investor relations department is +55-11-2322-5377 and our investor relations e-mail address is acoesri@brf.com.

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